AGREEMENT

  THIS AGREEMENT executed as of the 6th day of January, 1997 BETWEEN:

              VISTA TECHNOLOGIES, INC., PHARMAPATCH,
              plc and RS-800, INC.

              (hereinafter collectively referred to as "Vista")

              - AND -

              VISTA LASER CENTRES OF THE NORTHEAST INC.

              (hereinafter referred to as "Northeast")

              - AND -

              CHERRY DEVELOPMENT CORPORATION, CHERRY
              SHARRER AND DR. SHELDON HERZIG

              (hereinafter collectively referred to as the "Northeast Parties")


         WHEREAS Northeast and the Northeast Parties desire and Vista desires to terminate their relationship;

         AND WHEREAS Northeast desires to transfer Vista Stock to Vista in accordance with this agreement;

         AND WHEREAS Vista desires to relinquish its interest in Northeast and forgive any and all indebtedness;

         NOW THEREFORE IN CONSIDERATION OF the mutual covenants contained herein, (the receipt and sufficiency whereof being hereby mutually acknowledged by all parties hereto) the parties agree as follows:

1. In consideration of Northeast releasing Vista of the operation funding guarantee, Vista hereby transfers, conveys and assigns all right, title and interest to its stock or ownership in Northeast. Vista does hereby forever releases and hold Vista harmless from any liability or claim of ownership. Northeast and the Northeast Parties similarly hereby jointly and severally release and hold Vista and Vista's directors, officers, employees and shareholders harmless from any liability or claim arising from Vista's involvement with Northeast. Northeast will purchase Vista's equity interest in Northeast in consideration of one dollar (the receipt and sufficiency of which is hereby acknowledged). Vista shall forthwith cause its nominees to resign from the Board of Directors and as officers of Northeast. Northeast and its
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                                                           Page 2

management shareholders shall provide these individuals with releases and indemnities from personal liability in connection with such positions. Northeast shall forthwith change its corporate name to delete "Vista" from its corporate name.

2. Vista hereby assigns to Cherry Development Corporation on behalf of such nominee as it may designate all of its outstanding capital contributions, advances and loans made by Vista to Northeast and/or its subsidiary, in consideration of one dollar (the receipt and sufficiency of which is hereby acknowledged).

3. Upon execution hereof, Vista agrees to pay to Northeast the entire principal amount outstanding under the 12% collateralized notes, together with interest (the "Notes") issued to private investors, by Northeast (the "Note Investors"), being $75,000, plus interest, against the receipt from each investor of a full and final release of each of Vista and their respective officers, directors, employees and shareholders from any and all liability in connection therewith and the release by the Note Investors of all claims to the Vista Shares (as defined in section 8) held as collateral for the Notes. Northeast agrees to register any and all discharges under the PPSA necessary in order to reflect the foregoing.

4. Upon execution hereof, Vista agrees to pay a lump sum payment in the amount of $50,000 to Northeast to assist it in carrying on its business activities. In addition to the foregoing, Vista agrees to pay $75,000 to Northeast and $200,000 (the "Escrow Funds") to Grubner, Krauss, Barristers and Solicitors (the "Escrow Agents") upon Vista completing its financing with Paramount Capital or any other investor or lender, in a minimum aggregate gross amount of $2 million dollars, which it contemplates doing on or before January 20, 1997. (The parties acknowledge and agree that any equipment leasing will not be considered part of any such Vista financing for purposes of calculating the minimum aggregate gross amount of $2 million dollars). The $200,000 being remitted to the Escrow Agents shall be held by the Escrow Agents and remitted by the Escrow Agents upon the following terms and conditions:

a. The Escrow Agents shall remit directly to Northeast's premises lessor and equipment lessors to the extent that Escrow Funds are available, on the first day of each month commencing in February, the amount of $25,000 to assist Northeast in defraying the aforesaid expenses. The Escrow Agents agree to provide confirmation of such payment to Vista forthwith following remittance thereof.

b. The Escrow Agents shall release $50,000 to Northeast upon Northeast delivering to the Escrow Agents, a final release of Northeast's license of the Vista name as contemplated by paragraph 5 hereof.

Provided however that the Escrow Agents shall remit to Vista any amounts not already advanced to Northeast pursuant to the terms hereof (with any interest earned on such Escrow Funds which has not already been advanced to Northeast pursuant to the terms hereof) at such time as Northeast has completed one or more
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                                                           Page 3

financings in the aggregate gross minimum amount of $500,000 by way of debt or equity. Northeast agrees to use reasonable best efforts to complete such financings as soon as possible. In addition, the Escrow Agents shall remit to Vista any Escrow Funds not already advanced to Northeast pursuant to the terms hereof, upon:

  (i)     a direct or indirect change in control of Northeast; or

  (ii)    the bankruptcy or commercial insolvency of Northeast;

  (iii) Dr. Herzig opening, operating, being involved with, affiliated with, lending his name to or becoming otherwise related to any of the Corporations or firms listed on Schedule "A" attached or their successors, save and except for Dr. Herzig continuing any previously established patient referral relationships with 20/20 (now owned by TLC Laser Centers) and Clear Vision.

Provided further, that the Escrow Agents shall return to Vista the $50,000 referred to in paragraph (b) hereof (without set-off), if Northeast fails to deliver a release to the license agreement by the 1st day of July, 1997.

Provided further that upon execution hereof Vista shall deliver an irrevocable direction to Paramount Capital directing Paramount Capital to remit to the Escrow Agents and to Northeast the amounts payable pursuant to this paragraph forthwith following it or its nominee having available the moneys it contemplates raising on behalf of, or in connection with its offering or its investment or its financing of Vista, in the aggregate minimum amount of $2 million dollars. Vista shall forthwith cause Paramount Capital to acknowledge receipt of the aforesaid irrevocable direction and Paramount Capital's agreement to be bound for by the terms thereof.

5. Northeast will agree to cease using the "Vista" name and associated trademarks in connection with its business operations and shall take the necessary steps to change the signage at its Toronto clinic on or before July 1, 1997 and acknowledges that such name and trademark are the sole property of Vista to utilize the name and trademarks as aforesaid. Northeast acknowledges that in the event of bankruptcy or a material breach of the provisions hereof the license shall terminate. Vista will be permitted to advise creditors of Northeast, other than the equipment lessor and the premises lessor, that it is no longer associated with Northeast.

6. Vista will agree to forthwith cease using the name of Dr. Sheldon Herzig and the reference to the Toronto clinic in its advertisements and investor materials. Vista will allow Northeast's representatives to speak with a representative of Paramount Capital to ensure that it is understood that neither Northeast nor Dr. Herzig is associated with Vista. Northeast agrees that a representative of Vista may participate in such meeting or discussion.

7. Vista will remain as guarantor under the premises lease respecting the Northeast Toronto clinic located at the Collonade and under the equipment
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                                                           Page 4

lease for the equipment located at that clinic, provided that Northeast shall use reasonable best efforts to amend such leases to provide that at such time as Northeast raises capital in the amount of $2 million or more or in the event of a direct or indirect change in control of Northeast, Vista's guarantee on such leases shall be unconditionally released (For purposes of this agreement "control" shall have the meaning set out in section 1(5) of the Ontario Business Corporations Act. Cherry Sharrer, Dr. Sheldon Herzig and Cherry Development Corporation represent and warrant that Northeast is presently jointly controlled by Cherry Development Corporation and Shefa Enterprises Limited and the parties agree that a direct or indirect change in control of either Cherry Development Corporation or Shefa Enterprises Limited, other than a change in favour of Cherry Sharrer or Sheldon Herzig, shall be considered a change in control of Northeast. In the event that despite the exercise of such reasonable best efforts, the lessors under such leases are unwilling to make such amendments, Northeast will provide a secured indemnity to hold Vista harmless under such guarantees at such time as it raises capital in the amount of $2 million or more or in the event of a direct or indirect change in control of Northeast. Northeast shall also agree to provide Vista with the right to assume the leases in the event of an unremedied default, and following 15 days written notice thereof to Northeast, and shall agree to provide immediate written notice of any defaults thereunder and shall agree not to move such equipment outside the Metropolitan Toronto clinic without the prior consent of Vista. Vista's guarantee hereunder shall only operate for the initial term of such leases and shall not continue upon renewal.
Northeast agrees to provide a quarterly statement to Vista to the effect that there has been no direct or indirect change of control in Northeast or Cherry Development Corporation or Shefa Enterprises Limited and that the lease is not in default. Provided that following July 1, 1997, Northeast shall have no obligation to provide any information other than in respect to the status of the lease. Provided that Vista may confirm the status of the leases with the lessors directly from time to time. So long as Vista has not been released from such leases, Northeast shall not assign or sublet the equipment or the premises under such leases without the consent of Vista, such consent not to be unreasonably withheld or delayed.

8. The 450,000 shares of common stock in the capital of Vista (the "Vista Shares") being the property of Northeast shall be assigned to Vista forthwith following the deposit with the Escrow Agents of all funds contemplated by paragraphs 4 and 9 hereof. The Vista Shares shall be assigned to Vista free and clear of any encumbrances or liens. Upon the execution hereof, Northeast agrees to deposit the Vista shares with the Escrow Agents to ensure that they are not assigned or encumbered in contravention of this agreement. Should Vista fail to advance the sums required pursuant to section 4 and 9 hereof, the Escrow Agents shall return the Vista Shares to Northeast.

9. Vista shall concurrently with the payments to the Escrow Agents of the amounts referred to in paragraph 4 hereof, also remit to the Escrow Agents the amount of $50,000 which shall be made available to Northeast, by the
Escrow Agents to assist Northeast in the preparation of documentation and the raising of capital, whether by way of financing or equity.
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                                                           Page 5

It is understood that $25,000 of the amount shall be advanced to third party professionals assisting in the raising of capital, at the inception of that process and the balance of which shall be advanced only at such time as the Escrow Agents are reasonably satisfied that sufficient investors have been procured to make completion of the financing in the aggregate gross amount of $500,000 a reasonable likelihood. At such time, the Escrow Agents shall provide notice to Vista of such disbursement.

Northeast shall be obligated to repay this $50,000, without interest (except in the event of default), to Vista upon the raising of capital, in aggregate, of the gross amount of $500,000. Northeast agrees to provide a general security agreement and promissory note and general security agreement shall be subordinate to any and all third party financing.

The Escrow Agents shall provide Vista with a quarterly accounting of the disbursement of escrow funds. In the event that there is a legitimate material dispute with respect to the provisions hereof or the disbursements of the Escrow Funds, the Escrow Agents are hereby irrevocably directed to deposit such Escrow Funds with a Court of competent jurisdiction pending the resolution of the dispute. In such event, the Escrow Agents shall deliver written notice to all parties.

10. Vista does hereby release and hold Northeast and its shareholders and officers harmless and forever discharged from any liability in connection with any funds advanced or contributed to Northeast on any other agreement. Northeast does hereby release and hold Vista and its directors, officers, employees and shareholders harmless and forever discharged from any liability in connection with any agreement or instrument entered into in furtherance of Northeast's business. All other agreements including without limitation the Option Agreement and the Consulting Agreement entered into between the parties hereto shall automatically terminate and be of no further force and effect.

The parties shall exchange full and final releases and shall agree to keep the terms of this agreement confidential, except as set forth above.

All amounts stated in the agreement are stated in United States currency. In addition, each of Northeast and Vista and their respective principals agree that they will take no steps to interfere with or frustrate the financing efforts of the other and shall take no steps and make no comments to third parties which would reasonably have this result or disparage the reputation of the other.

11. The parties hereto acknowledge that any promotional or marketing material, logos, designs, brochures, trademarks, stationary, advertising, or any other material of a related nature shall, remain the property of Vista but shall be licensed to Northeast (on a non-assignable basis) for a period of 21 years (with an automatic renewal every 21 years) within the Greater Toronto Area (for purposes of this agreement Greater Toronto Area means all Canadian territory within a radius of 100 kilometres of the Vista Eye Institute at 131 Bloor Street, Toronto. For greater certainty the parties acknowledge and agree that the Greater Toronto Area does not include Windsor, Ontario). Such licence shall
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                                                           Page 6

terminate upon the bankruptcy or insolvency of Northeast or upon a material breach of this agreement by Northeast or the Northeast Parties. The parties further acknowledge and agree that the copy and text of such promotional materials may be used by both Vista and Northeast in their respective areas provided that Vista's use of such copy and text will not include any reference to Dr. Herzig and, subject to the licence agreement set out in section 1 hereof, Northeast's use of such copy and text shall not use the word "Vista" or associated logo). Notwithstanding the foregoing, Vista shall be entitled to provide such promotional material to potential investors within the Greater Toronto Area as part of providing a prospectus or offering memorandum (and associated materials) to such potential investors. In consideration of the foregoing, Vista acknowledges that it shall not open or operate or be involved with or affiliated with or otherwise related to a laser vision correction center or any center that provides laser vision correction services under or using the name "Vista" in any manner within the Greater Toronto Area for a period of at least two years following execution of this agreement. Notwithstanding the foregoing, such requirement that Vista not use the "Vista " name within the Greater Toronto Area shall cease immediately upon:

  (a)    a direct or indirect change in control of Northeast;

  (b)    the bankruptcy or commercial insolvency of Northeast;

  (c) a material breach by Northeast, Dr. Sheldon Herzig, Cherry Sharrer or Cherry Development Corporation of any of the terms of this agreement;

  (d) Dr. Sheldon Herzig opening, operating, becoming involved with, affiliated with, lending his name to or becoming otherwise related to or with any of the corporations or firms listed on Schedule "A" attached or their successors save and except for Dr. Herzig continuing any previously established patient referral relationships with 20/20 (now owned by TLC Laser Centers) and Clear Vision; or

  (e) Dr. Herzig's soliciting any physician, who as of the date of such solicitation has entered into a written agreement with Vista for some form of association with Vista, to leave or break his or her association with Vista.

         Notwithstanding a material breach of this agreement, Vista shall continue to have the right to use the "Vista" name outside the Greater Toronto Area.

12. This agreement may be executed in one or more counterparts and by facsimile transmission. Each counterpart shall be deemed an original and all counterparts shall constitute one and the same instrument. It shall not be necessary that any single counterpart be executed by all parties, as long as at least one counterpart is executed by each party.

13.           This agreement shall be governed by and interpreted in accordance
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                                                           Page 7

with the laws of the province of Ontario, Canada.

14. The parties hereto agree to execute such further documents and assurances as may be necessary to implement the terms and provisions of this agreement. Time shall be of the essence of this agreement and of every part hereof. This agreement shall be binding upon the parties hereto and any successors, assigns, affiliated or related parties, and any subsidiaries thereof (as all of those terms are defined in the Income Tax Act of Canada).

15. Should any party to this agreement be entitled to certain rights or to take certain actions upon a "material breach" by one of the other parties to this agreement, the party alleging such material breach shall not be entitled to such rights or to take such actions until the issue has been arbitrated and the arbitrator has determined that there has been a material breach. The parties acknowledge and agree that should one party allege that there has been a material breach by one of the other parties to this agreement, the issue shall be determined by arbitration pursuant to the Arbitration Act, Ontario. The arbitrator shall be appointed by a court of competent jurisdiction. The costs of such arbitration shall be as awarded by the arbitrator. The decision of the arbitrator shall be final and shall not be subject to appeal.

16. Each party hereto acknowledges that he, she, or it understands the provisions hereof and has been advised to obtain independent legal advice.

         DATED as of the 7 day of January, 1997.

                            VISTA TECHNOLOGIES INC.

                            Per: /s/ Thomas A. Schultz    c/s
                                 -------------------------

                            PHARMA PATCH plc

                            Per: /s/ Murray D. Watson     c/s
                                 -------------------------

                            RS-800, INC.

                            Per: /s/ Thomas A. Schultz    c/s
                                 -------------------------

                            VISTA LASER CENTRES OF THE NORTHEAST
                            INC.

                            Per: /s/ Cherry Tabb Sharrer  c/s
                                 -------------------------
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                                                           Page 8

                            /s/ Sheldon Herzig
                            ------------------------------
                            DR. SHELDON HERZIG

                            /s/ Cherry Tabb Sharrer
                            ------------------------------
                            CHERRY SHARRER

                            CHERRY DEVELOPMENT CORPORATION

                            Per: /s/ Cherry Tabb Sharrer  c/s
                                 -------------------------

                               SCHEDULE "A"

1.            TLC Laser Centers

2.            Summit Technology

3.            Laser Vision Centers inc.

4.            Sight Resources

5.            Global Vision

6.            Clear Vision

7.            Vision Sculpting

8.            Shooting Star Inc.

9.            Beacon Eye Centers Inc.

10.           Sterling Vision

11.           LCA Vision